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                                                                 Exhibit 3.1.2


                               CERTIFICATE OF AMENDMENT
                                          TO
                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                              OSIRIS THERAPEUTICS, INC.


               OSIRIS THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"),

               DOES HEREBY CERTIFY:

               FIRST:    That the Board of Directors of the Corporation, at a
meeting duly called and held on October 22, 1997, in accordance with the Bylaws of the Corporation, duly adopted resolutions proposing and declaring advisable the amendment set forth below to the Corporation's Restated Certificate of Incorporation, as amended, and directing that the amendment be submitted to the stockholders of the Corporation for their consideration and approval.

               SECOND:   That Article FOURTH of the Restated Certificate of
Incorporation, as amended, of the Corporation is further amended by adding the following new Subdivision C to such Article FOURTH:

                                    SUBDIVISION C

                            1-FOR-1.7 REVERSE STOCK SPLIT

              Upon the filing in the Office of the Secretary of State of Delaware of the Certificate of Amendment to Restated Certificate of Incorporation, as amended, of the Corporation to reflect the addition of this Subdivision C to Article FOURTH of the Corporation's Restated Certificate of Incorporation, as amended (the "Effective Time"), the shares of common stock, par value $.001 per share, of the Corporation, issued and outstanding immediately before the Effective Time (the "Old Common Stock"), shall immediately following the Effective Time be changed, reclassified and changed into shares of common stock, par value $.001 per share, of the Corporation (the "New Common Stock") on the basis of 0.588235 of a share of New Common Stock for each share of Old Common Stock (such change, reclassification and combination being referred to herein as the "Reverse Stock Split"). Immediately following the Effective Time, each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificate") shall be entitled to receive, as soon as reasonably practicable following the surrender by such holder of such Old Certificate, a new certificate representing that number of whole shares of New Common Stock into which the shares of Old Common



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         Stock so surrendered have been changed, reclassified and combined as of the Effective Time pursuant to the Reverse Stock Split (one share of Old Common Stock changed, reclassified and combined into 0.588235 of a share of New Common Stock), and until the Old Certificates are surrendered, the Old Certificates shall be deemed, for all corporate purposes, to evidence ownership of that number of whole shares of New Common Stock into which the shares of Old Common Stock have been changed, reclassified and combined pursuant to the Reverse Stock Split. The Corporation shall not issue to any holder of Old Common Stock fractions of shares or scrip by reason of the Reverse Stock Split but shall pay in cash in lieu thereof an amount equal to $12.00 (which the Board of Directors has determined to be the fair value per share of Old Common Stock) multiplied by the fractional interest to which such holder would otherwise be entitled. The Board of Directors is further empowered to take further necessary action, not inconsistent with this paragraph, to fully effectuate the Reverse Stock Split

         THIRD:    That the foregoing amendment to the Corporation's
Restated Certificate of Incorporation, as amended, was duly approved by a majority of the outstanding stock of the Corporation entitled to vote thereon, and by a majority of the outstanding stock of the Corporation of each class entitled to vote thereon as a class, in each case acting by written consent in accordance with Section 228 of the Delaware General Corporation Law, and written notice of the approval and adoption of the amendment without a meeting will be given to those stockholders who did not consent in writing as provided in Section 228(d) of the Delaware General Corporation Law.

          FOURTH:   That the foregoing amendment was duly adopted in
accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

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               IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Amendment to be signed by its President and attested by its Secretary this 18th day of November, 1997.

                                        OSIRIS THERAPEUTICS, INC



                                        By:  _____________________________
                                             James S. Burns, President and
                                             Chief Executive Officer


ATTEST:




Michael J. Demchuk, Jr.,
Secretary





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